MANAGEMENT AGREEMENT


         THIS AGREEMENT, made as of the 1st day of February, 1996, is by and between Twentieth Century Strategic Asset Allocations, Inc., a Maryland corporation (hereinafter called the "Corporation") and Investors Research Corporation, a Delaware corporation (hereinafter called the "Investment Manager").

         IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

         1. INVESTMENT MANAGEMENT SERVICES. The Investment Manager shall supervise the investments of each series of shares of the Corporation contemplated as of the date hereof, and such subsequent series of shares as the Corporation shall select the Investment Manager to manage. In such capacity, the Investment Manager shall maintain a continuous investment program for each such series, determine what securities shall be purchased or sold by each series, secure and evaluate such information as it deems proper and take whatever action is necessary or convenient to perform its functions, including the placing of purchase and sale orders.

         2. COMPLIANCE WITH LAWS. All functions undertaken by the Investment Manager hereunder shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the Investment Company Act of 1940, as amended (the "Investment Company Act"), and any rules and regulations promulgated thereunder;
(2) any other applicable provisions of law; (3) the Articles of Incorporation of the Corporation as amended from time to time; (4) the By-laws of the Corporation as amended from time to time; and (5) the registration statements of the Corporation, as amended from time to time, filed under the Securities Act of 1933 and the Investment Company Act.

         3. BOARD SUPERVISION. All of the functions undertaken by the Investment Manager hereunder shall at all times be subject to the direction of the Board of Directors of the Corporation, its executive committee, or any committee or officers of the Corporation acting under the authority of the Board of Directors.

         4. PAYMENT OF EXPENSES. The Investment Manager will pay all of the expenses of each series of the Corporation's shares that it shall manage, other than interest, taxes, brokerage commissions, extraordinary expenses and the fees and expenses of those directors who are not "interested persons" as defined in Investment Company Act (hereinafter referred to as the "Independent Directors") (including counsel fees). The Investment Manager will provide the Corporation with all physical facilities and personnel required to carry on the business of each series that the Investment Manager shall manage, including but not limited to office space, office furniture, fixtures and equipment, office supplies, computer hardware and software and salaried and hourly paid personnel. The Investment Manager may at its expense employ others to provide all or any part of such facilities and personnel.

         5. ACCOUNT FEES. The Corporation, by resolution of the Board of Directors, including a majority of the Independent Directors, may from time to time authorize the imposition of a fee as a direct charge against shareholder accounts of one or more of the series, such fee to be retained by the Corporation or to be paid to the Investment Manager to defray expenses which would otherwise be paid by the Investment Manager in accordance with the provisions of paragraph 4 of this Agreement. At least sixty (60) days prior written notice of the intent to impose such fee must be given to the shareholders of the affected series.

         6. MANAGEMENT FEES.

         (a) In consideration of the services provided by the Investment Manager, each series of shares of the Corporation managed by the Investment Manager shall pay to the Investment Manager a per annum management fee (hereinafter, the "Applicable Fee"), as follows:

     Name of Series                         Applicable Fee
     --------------                         --------------

     Strategic Allocation:  Conservative    (i)  1.00% on assets up to $1
                                                 billion
                                            (ii) 0.90% on assets in excess of $1
                                                 billion

     Strategic Allocation:  Moderate        (i)  1.10% on assets up to $1
                                                 billion
                                            (ii) 1.00% on assets in excess of $1
                                                 billion

     Strategic Allocation:  Aggressive      (i)  1.20% on assets up to $1
                                                 billion
                                            (ii) 1.10% on assets in excess of $1
                                                 billion

         (b) On the first business day of each month, each series of shares shall pay the management fee at the rate specified by subparagraph (a) of this paragraph 6 to the Investment Manager for the previous month. The fee for the previous month shall be calculated by multiplying the Applicable Fee for such series by the aggregate average daily closing value of the series' net assets during the previous month, and further multiplying that product by a fraction, the numerator of which shall be the number of days in the previous month, and the denominator of which shall be 365 (366 in leap years).

         (c) In the event that the Board of Directors of the Corporation shall determine to issue any additional series of shares for which it is proposed that the Investment Manager serve as investment manager, the Corporation and the Investment Manager shall enter into an Addendum to this Agreement setting forth the name of the series, the Applicable Fee and such other terms and conditions as are applicable to the management of such series of shares.

         7. CONTINUATION OF AGREEMENT. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of two years from the execution hereof, and for as long thereafter as its continuance is specifically approved at least annually (i) by the Board of Directors of the Corporation or by the vote of a majority of the outstanding voting securities of the Corporation, and (ii) by the vote of a majority of the directors of the Corporation, who are not parties to the agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

         8. TERMINATION. This Agreement may be terminated by the Investment Manager at any time without penalty upon giving the Corporation 60 days' written notice, and may be


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

terminated at any time without penalty by the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Corporation on 60 days' written notice to the Investment Manager.

         9. EFFECT OF ASSIGNMENT. This Agreement shall automatically terminate in the event of assignment by the Investment Manager, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act.

         10.OTHER ACTIVITIES. Nothing herein shall be deemed to limit or restrict the right of the Investment Manager, or the right of any of its officers, directors or employees (who may also be a director, officer or employee of the Corporation), to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

         11. STANDARD OF CARE. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of the Investment Manager, it, as an inducement to it to enter into this Agreement, shall not be subject to liability to the Corporation or to any shareholder of the Corporation for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

         12. SEPARATE AGREEMENT. The parties hereto acknowledge that certain provisions of the Investment Company Act, in effect, treat each series of shares of an investment company as a separate investment company. Accordingly, the parties hereto hereby acknowledge and agree that, to the extent deemed appropriate and consistent with the Investment Company Act, this Agreement shall be deemed to constitute a separate agreement between the Investment Manager and each series of shares of the Corporation managed by the Investment Manager.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Attest:                                    TWENTIETH CENTURY STRATEGIC
                                           ASSET ALLOCATIONS, INC.

/s/ Patrick A. Looby                       By: /s/ James E. Stowers III
--------------------                       ----------------------------
Patrick A. Looby                           James E. Stowers III
Secretary                                  President


Attest:                                    INVESTORS RESEARCH CORPORATION

/s/ Patrick A. Looby                       By: /s/ James E. Stowers III
--------------------                       ----------------------------
Patrick A. Looby                           James E. Stowers III
Secretary                                  President


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